UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2008

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File Number)	20-2697511 (I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, IL (Address of principal executive offices)		60015 (Zip Code)

Registrant’s telephone number, including area code:  (847) 405-2400

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 1, 2008, CF Industries, Inc. (“CF Industries”), a wholly-owned subsidiary of CF Industries Holdings, Inc. (the “Company”) entered into a multi-year supply contract with GROWMARK, Inc. (“GROWMARK”), dated July 1, 2008, relating to future purchases of fertilizer products (the “Supply Agreement”). CF Industries and GROWMARK had previously entered into a multi-year supply contract on June 20, 2005 that expired on June 30, 2008. During 2007, GROWMARK purchased $288.4 million of fertilizers from CF Industries, representing 10% of CF Industries’ total net sales. William Davisson, the chief executive officer of GROWMARK, is a member of the Company’s board of directors.

The Supply Agreement specifies a sales target volume and a requirement volume for the first contract year. The requirement volume is a percentage of the sales target volume and represents the volume of fertilizer that CF Industries is obligated to sell and GROWMARK is obligated to purchase during the first contract year. Thereafter, the sales target volume is subject to yearly adjustment by mutual agreement or, failing such agreement, to an amount specified by CF Industries which is not more than 105% of the prior year’s sales target volume. The requirement volume is also subject to yearly adjustment to an amount specified by the customer which is not less than 65% nor more than 100% of the then applicable sales target volume. The Supply Agreement also contains reciprocal “meet or release” provisions pursuant to which each party must provide the other party with notice and the opportunity to match a transaction with a third party if such a transaction would impact the party’s willingness or ability to supply or purchase, as the case may be, the then applicable sales target volume. The “meet or release” provisions may not, however, reduce the requirement volume.

The prices for product sold under the Supply Agreement will vary depending on the type of sale selected by GROWMARK. GROWMARK may select (i) cash sales at prices that are published in CF Industries’ weekly cash price list, (ii) index sales at a published index price, (iii) forward pricing sales under CF Industries’ forward pricing program, and (iv) sales negotiated between the parties. The Supply Agreement also provides for performance incentives based on (i) the percentage of the sales target volume actually purchased, (ii) the timing of purchases under CF Industries’ forward pricing program, (iii) the amount of purchases under CF Industries’ forward pricing program, and (iv) specifying a requirement volume in excess of the then applicable minimum requirement volume.

CF Industries has agreed with GROWMARK that the prices GROWMARK is charged for cash sales, index sales, and forward pricing sales will be the same prices CF Industries charges all of its similarly situated customers.

The initial term of the Supply Agreement lasts until June 30, 2013. The term will be extended automatically for successive one-year periods unless a termination notice is given by either party.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1

Multiple Year Contract for the Purchase and Sale of Fertilizer by and between CF Industries, Inc. and GROWMARK, Inc., dated as of July 1, 2008 (Portions of Exhibit 10.1 have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2008	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
Name: Douglas C. Barnard
Title: Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1

Multiple Year Contract for the Purchase and Sale of Fertilizer by and between CF Industries, Inc. and GROWMARK, Inc., dated as of July 1, 2008 (Portions of Exhibit 10.1 have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended)